Exhibit 10.15

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), dated as of April 1, 2018 (the “Effective Date”), is by and between IPSCO Tubulars Inc., a Delaware corporation (together with its subsidiaries and successors, referred to as the “Company”) and Evgeny Makarov, an individual residing in the State of Texas (the “Executive”).

WHEREAS, the Executive is a key member of the management of the Company and is expected to devote substantial skill and effort to the affairs of the Company, and the Company desires to recognize the significant personal contribution that the Executive makes and is expected to continue to make to further the best interests of the Company;

WHEREAS, the Executive will have access to confidential, proprietary and trade secret information of the Company, and it is desirable and in the best interest of the Company to protect confidential, proprietary and trade secret information of the Company, to prevent unfair competition by former executives of the Company following separation of their employment with the Company and to secure cooperation from former executives with respect to matters related to their employment with the Company; and

WHEREAS, the Company and the Executive are parties to that certain offer letter agreement entered into by and between the Company and the Executive dated July 30, 2013 (as amended, the “Prior Agreement”).

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements contained herein, the parties agree as follows:

Section 1.    Term and Employment Period. Unless terminated earlier in accordance with the provisions of Section 4 hereof, the term of this Agreement shall commence on the Effective Date of this Agreement and shall continue until December 31, 2018 (the “Initial Term”), provided, however, that the term shall be automatically extended for additional one (1) year periods commencing on the first day immediately following the expiration of the Initial Term and successively thereafter on the first day immediately following the expiration of each such one (1) year period (each such period, an “Additional Term”) unless either the Company or the Executive shall have given notice to the other that it or the Executive, as applicable, does not desire to extend the Initial Term or any Additional Term, such notice to be given at least ninety (90) days prior to the end of the Initial Term or the applicable Additional Term (the Initial Term and any Additional Terms, if applicable, collectively, the “Employment Period”). As of the Effective Date, this Agreement shall supersede the Prior Agreement, as well as any other prior employment agreements between the Company and the Executive (except for the agreements referenced in Section 6 hereof, which shall remain in full force and effect), and, as of the Effective Date, the Prior Agreement and any such other employment agreements between the Company and the Executive will become void and will be of no further force or effect.

Section 2.    Duties.

(a)    During the Employment Period, the Executive (i) shall serve as the Vice President, Chief Financial Officer of the Company, (ii) shall report directly to the Chief

Executive Officer of the Company, or another person designated by the Company (the “Supervising Officer”), (iii) shall, subject to and in accordance with the authority and direction of the Supervising Officer, have such authority and perform such duties as may be assigned to the Executive from time to time by the Supervising Officer and (iv) shall devote such time, attention, knowledge and skill to the operation of the business and affairs of the Company as shall be necessary to perform the Executive’s duties. During the Employment Period, the Executive’s place of performance for the Executive’s duties and responsibilities shall be at the Company’s offices in Houston, TX, unless another principal place of performance is agreed in writing among the parties, and except for required travel by the Executive on the Company’s business or as may be reasonably required by the Company.

(b)    Notwithstanding the foregoing, it is understood during the Employment Period, subject to any conflict of interest policies of the Company, the Executive may serve in any capacity with any civic, charitable, educational or professional organization provided that such service does not materially interfere with the Executive’s duties and responsibilities hereunder.

Section 3.    Compensation and Benefits. During the Employment Period, the Executive shall be compensated as follows:

(a)    Base Salary. As compensation for the Executive’s services hereunder and in consideration of the Executive’s other agreements hereunder, the Company shall pay the Executive a base salary, payable in accordance with the Company’s payroll procedures, at an annual rate of Three Hundred Seventy Thousand ($370,000) minus applicable withholding, subject to annual review by the Supervising Officer. For purposes of this Agreement, “Base Salary” shall refer to the Executive’s base salary annualized, as most recently determined.

(b)    Benefit Plans. The Executive shall be eligible to participate in the health, disability and retirement plans offered to all employees of the Company, in accordance with the terms of those plans.

(c)    Business Expenses. The Company shall reimburse the Executive for reasonable and necessary business expenses, in accordance with the Company’s policies and upon presentation of appropriate documentation.

(d)    Vacation; Sick Leave. The Executive shall be entitled to vacation and sick leave in accordance with the Company’s practices with respect to its senior executives.

(e)    Annual Incentive Bonus. The Executive shall be eligible to earn an annual incentive compensation award under the TMK IPSCO Officer Annual Bonus Plan, or a successor plan thereto, as shall be in effect from time to time (the “Annual Bonus Plan”), with a target payment opportunity of not less than fifty percent (50%) of the Executive’s Base Salary (the “Annual Bonus Target”), subject to achievement of performance goals determined by the Board of Directors of the Company (the “Board”) or any compensation, remuneration or similar committee of the Board as constituted from time to time (the “Committee”) in accordance with the terms of the Annual Bonus Plan or applicable successor plan as in effect from time to time. Any Annual Bonus Plan payment paid pursuant to this Agreement shall be subject to applicable withholding.

(f)    Long-Term Incentive.

(i)    The Executive shall be eligible to participate in the cash-based TMK IPSCO Long Term Incentive Plan (the “LTIP”), with a target payment opportunity of not less than seventy-five percent (75%) of the Executive’s Base Salary, subject to achievement of performance goals determined in accordance with the terms of the LTIP and the other applicable terms of the LTIP. The Executive acknowledges that following the initial public offering of the common stock of the Company, long-term incentive opportunities are expected to be provided under the 2018 Plan (as defined below) in lieu of awards under the LTIP.

(ii)    The Executive shall be eligible to participate in and receive awards under the Company’s 2018 Omnibus Incentive Award Plan, or a successor plan thereto, as shall be in effect from time to time (the “2018 Plan”). The amounts, timing and terms and conditions of awards to be granted under the 2018 Plan shall be determined from time to time by the Board or the Committee.

(g)    SERP. The Executive shall be eligible to participate in the TMK IPSCO Supplementary Executive Retirement Plan, or a successor plan thereto, as shall be in effect from time to time (the “SERP”). The Executive’s participation in and benefit accrual under the SERP will begin on the Effective Date. Nothing in this Agreement is intended to limit the Company’s right to amend or terminate the SERP pursuant to the terms of the SERP.

Section 4.    Termination of Employment. Notwithstanding the provisions of Section 1 hereof, the Employment Period shall terminate immediately upon:

(a)    the Executive’s death;

(b)    the Executive’s “Incapacity.” For purposes of this Agreement, “Incapacity” means the Executive’s inability to engage in any substantial gainful activity by reason of any medically-determined physical or mental impairment that can be expected to result in death or to be of long-continued and indefinite duration;

(c)    the Executive’s “Misconduct.” For purposes of this Agreement, “Misconduct” means (i) the Executive’s breach of any of the restrictive covenants contained in Section 6, (ii) the Executive’s willful violation of any fiduciary duty or duty of loyalty to the Company, (iii) the Executive’s conviction of, or plea of guilty or nolo contendere to, a felony of moral turpitude, or (iv) the Executive’s intentional violation of the Company’s personnel policies;

(d)    the Company’s termination of the Executive for reasons other than Misconduct;

(e)    the Executive’s termination for “Good Reason.” For purposes of this Agreement, “Good Reason” means:

(i)    a breach by the Company of the terms of this Agreement, provided that the Company shall have twenty (20) days to cure any breach after receiving written notice of the breach from the Executive. No reduction in the Executive’s Base Salary or Annual Bonus Plan Target pursuant to a general salary reduction program instituted by the Company that affects all senior officers of the Company equally on a reduction-in-percentage-of-salary basis shall be considered a breach of this Agreement (or Good Reason);

(ii)    prior to the date the Executive attains age sixty-five (65), the Company elects under Section 1 hereof not to extend the term of this Agreement for an Additional Term, provided that within ninety (90) days of receipt of such election, the Executive provides the Company with the Executive’s written resignation;

(iii)    a material diminution, without the express written consent of the Executive, in the nature or scope of the Executive’s authority, power, functions or duties which is inconsistent with the nature or scope of authority, power, functions or duties of the Executive on the Effective Date, provided that the Company shall have twenty (20) days to cure any material diminution after receiving written notice of the material diminution from the Executive and provided further that a change in the Executive’s reporting relationships (including requiring the Executive to report to a different Supervising Officer) shall not, by itself, constitute Good Reason; or

(iv)    a change of the primary location for the performance of the Executive’s duties to a location not within fifty (50) miles of Houston, Texas, provided that within ninety (90) days of being notified by the Company of the request to relocate in writing, the Executive must provide written notice to the Company that the Executive declines to relocate; or

(f)    the Executive’s termination without Good Reason.

For purposes of this Agreement, Executive’s resignation for Good Reason must occur within the time period set forth in Treasury Regulation Section 1.409A-1(n)(2), which requires Executive to provide to the Company notice and opportunity to cure the facts and circumstances underlying the Good Reason event.

Section 5.    Compensation Upon Termination.

(a)    If the Employment Period is terminated by the Company pursuant to Section 4(d) or by the Executive pursuant to Section 4(e), the Company agrees to:

(i)    pay to the Executive all Base Salary earned by the Executive prior to the date of termination and pay the Executive for any earned, but unused, vacation days;

(ii)    continue to pay the Executive the Executive’s Base Salary in accordance with the Company’s payroll procedures for twelve (12) months following the date of termination, provided, however, that in the event such termination occurs during the Change in Control Period, in lieu of the foregoing payments described in this Section 5(a)(ii), the Company shall pay the Executive a single lump sum cash amount equal to 1.0 times the Executive’s Base Salary and Annual Bonus Target, payable within 30 days after the date of termination;

(iii)    continue to provide the Executive (and the Executive’s eligible beneficiaries under the applicable benefit plans of the Company) with medical, dental, vision and life insurance coverage for a period of twelve (12) months following the date of termination. After such period ends, the Executive may elect to receive continued healthcare coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, at the Executive’s expense;

(iv)    pay to the Executive, to the extent unpaid as of the date of termination, an amount in cash equal to any amount payable under the Annual Bonus Plan earned by the Executive for the Company’s fiscal year in which the date of termination occurs, based upon actual performance achieved for the Company’s fiscal year in which the date of termination occurs, as determined by the Board or the Committee in accordance with the terms of the Annual Bonus Plan, which amount, if any, shall be prorated based on the days of the fiscal year prior to and including the date of termination, and paid to the Executive when bonuses for such fiscal year are paid in the ordinary course to actively employed senior executives of the Company (but in no event later than March 15 of the year following the fiscal year in which the date of termination occurs);

(v)    provide that the Executive shall be eligible to vest in any outstanding equity or equity-based awards granted under the 2018 Plan or any successor plan (“Outstanding Equity Awards”), prorated based on the days of the applicable performance period prior to and including the date of termination, provided, however, that any such awards that are subject to performance-based vesting conditions shall remain subject to attainment of the applicable performance goals, and provided further that in the event such termination occurs during the Change in Control Period, Executive shall vest in full in all Outstanding Equity Awards (rather than on a pro-rated basis), with any such awards that are subject to performance-based vesting conditions remaining subject to attainment of the applicable performance goals unless a provision more favorable to the Executive is included in an applicable award agreement covering the Outstanding Equity Award or the Board or Committee determines to treat the Executive more favorably in connection with the applicable Change in Control transaction.

(b)    if the Employment Period is terminated pursuant to Section 4(a) hereof, the Executive’s estate shall receive the amounts specified in Sections 5(a)(i), (iv) and (v).

(c)    If the Employment Period is terminated pursuant to Section 4(b) hereof, the Executive shall receive the amounts specified in Sections 5(a)(i), (iv) and (v).

(d)    If the Employment Period is terminated pursuant to Section 4(c), the Executive shall receive the amounts specified in Section 5(a)(i).

(e)    If the Employment Period is terminated pursuant to Section 4(f), the Executive shall receive the amounts specified in Section 5(a)(i).

(f)    Other than payment of the Base Salary earned by the Executive prior to the date of termination and the Executive’s earned, but unused, vacation, all other payments and benefits specified in Sections 5(a), (b) and (c) shall be conditioned upon the execution no later than 53 days following the date of termination by the Executive of a general waiver and release of all claims the Executive may have against the Company and its parents and affiliates, and their respective officers, directors, agents, employees, fiduciaries, attorneys, insurers, benefit plans, predecessors, successors, or assigns, other than those that may arise under this Agreement, in a form acceptable to the Company and provided to the Executive in conjunction with the termination of the Employment Period.

(g)    The Company may withhold from any compensation, benefits, or amounts payable under this Agreement all federal, state, city or other taxes as may be required pursuant to any applicable law or government regulation.

(h)    The Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise. Further, the amount of any payment provided to the Executive under this Agreement shall not be reduced by any compensation earned by the Executive as the result of self-employment or employment by another employer after the date of termination.

(i)    The Executive shall receive the benefits provided under this Section 5 notwithstanding any inconsistent provision in any applicable employee benefit plan or agreement. To the extent not inconsistent with this Section 5, the Executive shall benefit under the health, disability and retirement plans offered to the employees of the Company, in accordance with the terms of those plans. To the extent consistent with the Company’s practice applicable to disabled employees, the Executive shall remain an employee of the Company (and therefore remain eligible for the Company’s benefit plans) following a termination of the Employment Period pursuant to Section 4(b) hereof.

(j)    For purposes of this Agreement, (i) “Change in Control Period” means the period beginning on the date of a Change in Control and ending two years later, and (ii) “Change in Control” means and includes each of the following, provided that such transaction or occurrence also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5):

(i)    A transaction or series of transactions (other than an offering of common stock to the general public through a registration statement filed with the Securities and Exchange Commission or a transaction or series of transactions that meets the requirements of clauses (A) and (B) of subsection (iii) below) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(ii)    During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in subsections (i) or (iii)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(iii)    The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(A)    which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(B)    after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (B) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.

Section 6.    Restrictive Covenants. The Executive hereby acknowledges and affirms and/or reaffirms all confidentiality, non-competition and non-solicitation agreements concurrently or previously entered into between the Executive and the Company (the “Restrictive Covenant Agreements”). Such Restrictive Covenant Agreements shall continue in full force and effect in accordance with their terms. The Executive agrees that the obligations contained in the Restrictive Covenant Agreements are ancillary to this Agreement, and that the Executive would not be offered this Agreement, including, without limitation, the compensation and benefits hereunder, absent the Executive’s agreement to such Restrictive Covenant Agreements. Notwithstanding anything to the contrary herein or in any other agreement by and between the Executive and the Company, in accordance with 18 U.S.C. §1833, the Company hereby notifies the Executive that: (a) the Executive shall not be in breach of this Agreement or the Restrictive Covenant Agreements, and shall not be held criminally or civilly liable under any federal or state trade secret law (i) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (b) if the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the trade secret to the Executive’s attorney, and may use the trade secret information in the court proceeding, if the Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

Section 7.    Cooperation. Following the expiration or earlier termination of the Employment Period, the Executive agrees to make the Executive reasonably available to the Company to respond to periodic requests for information relating to the Company or the Executive’s employment which may be within the Executive’s knowledge.

Section 8.    Miscellaneous Provisions.

(a)    No modification, amendment or waiver of this Agreement, nor consent to any departure by the Executive from any of the terms or conditions thereof, shall be effective unless in writing and signed by the Company and the Executive. Any such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

(b)    This Agreement shall be binding upon and enforceable to the Executive and shall inure to the benefit of the Executive’s executors, administrators, heirs, successors, devisees and legal representatives and the Company and any successor or assignee of the Company, but neither this Agreement nor any rights or payments arising hereunder may be assigned, pledged, transferred (except upon death) or hypothecated by Executive.

(c)    All notices required to be given under the terms of this Agreement, or that either of the parties desires to give hereunder, shall be in writing and delivered personally (including by reputable overnight courier) or be sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows, and shall be deemed delivered upon receipt:

If to the Company:	If to the Executive:

IPSCO Tubulars Inc. 10120 Houston Oaks Drive Houston, Texas 77064 Attn. Chief Executive Officer	at the last address that the Company has in its personnel records for the Executive

Any party may change the address to which notice is to be sent to it or to the Executive by notice in writing to the other party as provided above.

(d)    Any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration in Harris County, Texas, in accordance with the rules then in effect of the American Arbitration Association (“AAA”), and judgment upon the award rendered may be entered in any court having jurisdiction thereof. In any such arbitration each party will choose one arbitrator and those two arbitrators will choose a third. Each party will pay the costs associated with its arbitrator and will divide equally the cost associated with the third arbitrator. Except as provided below, the parties will divide equally the cost and fees associated with AAA. Notwithstanding anything to the contrary in this Section 8(d), either party may commence in any court having jurisdiction over the parties hereto any action to obtain injunctive relief. In the event of any controversy or claim arising out of or relating to this Agreement or the breach thereof, the Company shall reimburse to or at the direction of the Executive all reasonable legal fees and expenses incurred by the Executive relating to such dispute if the Executive prevails in any material respect.

(e)    If any provision(s) of this Agreement shall be found invalid or unenforceable, in whole or in part, then such provision(s) shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision(s) had been originally incorporated herein as so modified or restricted, or as if such provision(s) had not been originally incorporated herein, as the case may be.

(f)    The provisions of Sections 5, 6, 7 and 8 shall, as noted, survive termination of this Agreement.

(g)    This Agreement may be executed in multiple counterparts, each of which shall be deemed an original.

(h)    This Agreement shall be governed and interpreted in accordance with the laws of the State of Texas.

(i)    The Executive understands, acknowledges and agrees that the Executive shall be solely responsible for any taxes that are owed by the Executive as a result of the payments and benefits provided to the Executive hereunder. Notwithstanding the preceding, if the Executive is required to pay state or local taxes in the United States due to the Executive’s work-related travel (other than taxes for services provided in the state of Texas), the Company shall reimburse the Executive for any such taxes and also shall pay any and all taxes on such reimbursement payments.

(j)    The provisions of this Section 8(j) shall apply solely to the extent that a payment under this Agreement is subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).

(i)    General Suspension of Payments. If the Executive is a “specified employee,” as such term is defined within the meaning of Section 409A, any payments or benefits payable or provided as a result of the Executive’s termination of employment that would otherwise be paid or provided prior to the first day of the seventh month following such termination (other than due to death) shall instead be paid or provided on the earlier of (A) the six months and one day following the Executive’s termination, (B) the date of the Executive’s death, or (C) any date that otherwise complies with Section 409A. In the event that the Executive is entitled to receive payments during the suspension period provided under this Section, the Executive shall receive the accumulated benefits that would have been paid or provided under this Agreement within the suspension period on the earliest day that would be permitted under Section 409A. In the event of any delay in payment under this provision, the deferred amount shall bear interest at the prime rate (as stated in the Wall Street Journal) in effect on the Executive’s termination date until paid.

(ii)    Release Payments. In the event that the Executive is required to execute a release to receive any payments from the Company that constitute nonqualified deferred compensation under Section 409A, payment of such amounts shall not be made or commence until the sixtieth (60th) day following such termination of employment. Any payments that are suspended during the sixty (60) day period shall be paid on the date the first regular payroll is made immediately following the end of such period.

(iii)    Reimbursement Payments. The following rules shall apply to payments of any amounts under this Agreement that are treated as “reimbursement payments” under Section 409A, including any payments under Section 8(i) above: (A) the amount of expenses eligible for reimbursement in one calendar year shall not limit the available reimbursements for any other calendar year (other than an arrangement providing for the reimbursement of medical expenses referred to in Section 105(b) of the Code); (B) the Executive shall file a claim for all reimbursement payments not later than thirty (30) days following the end of the calendar year during which the expenses were incurred, (C) the Company shall make such reimbursement payments within thirty (30) days following the date the Executive delivers written notice of the expenses to the Company; and (D) the Executive’s right to such reimbursement payments shall not be subject to liquidation or exchange for any other payment or benefit.

(iv)    Separation from Service. For purposes of this Agreement, any reference to “termination” of the Executive’s employment shall be interpreted consistent with the meaning of the term “separation from service” in Section 409A(a)(2)(A)(i) of the Code and no portion of the Severance Payments shall be paid to the Executive prior to the date such Executive incurs a separation from service under Section 409A(a)(2)(A)(i) of the Code.

(v)    Installment Payments. For purposes of Section 409A and the regulations and other guidance thereunder and any state law of similar effect (including without limitation Treasury Regulations Section 1.409A-2(b)(2)(iii)), all payments made under this Agreement (whether severance payments or otherwise) will be treated as a right to receive a series of separate payments and, accordingly, each installment payment under this Agreement will at all times be considered a separate and distinct payment.

(vi)    PPACA. To the extent that any post-termination continuation of health or medical coverage pursuant to this Agreement would violate either (i) the Patient Protection and Affordable Care Act of 2010 (“PPACA”) and related regulations and guidance promulgated thereunder, or (ii) Section 105(h) of the Code and related regulations and guidance promulgated thereunder, the Company may reform this Agreement in such manner as is reasonably necessary to provide the Executive with the intended benefit hereunder in a manner that complies with the PPACA or Section 105(h) of the Code; provided, however, that such reformation shall not result in a violation of Code Section 409A and shall be applied in the same manner to all similarly-situated executives of the Company and, further provided, that the Company may discontinue some or all of the extended health or medical coverage if such coverage cannot be provided in any manner to the Executive without subjecting the Company and/or the Executive to penalty.

(vii)    General. Notwithstanding anything to the contrary in this Agreement, it is intended that the severance benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5), and 1.409A-(b)(9) and this Agreement will be construed to the greatest extent possible as consistent with those provisions. The commencement of payment or provision of any payment or benefit under this Agreement shall be deferred to the minimum extent necessary to prevent the imposition of any excise taxes or penalties on the Company or the Executive. To the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. Although the Company shall use its best efforts to avoid the imposition of taxation, interest and penalties under Section 409A, the tax treatment of the benefits provided under this Agreement is not warranted or guaranteed. Neither the Company, its affiliates, nor their respective directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by the Executive or other taxpayer as a result of the Agreement.

(k)    From and after the Effective Date, the terms of this Agreement are intended by the parties hereto to be the final expression of their agreement with respect to the employment of the Executive by the Company and supersede all prior understandings and agreements, whether written or oral, including, without limitation, the Prior Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

IPSCO TUBULARS INC.		The Executive:

By:	/s/ Piotr Dimitri Galitzine	/s/ Evgeny Makarov
Name:	Piotr Dimitri Galitzine	/s/ Evgeny Makarov
Title:	Chief Executive Officer

[Signature Page to Employment Agreement]